Filed Pursuant to Rule 424(b)(2)

Registration Statement Number 333-139481

January 1, 2007

This prospectus supplement should be read in conjunction with the accompanying prospectus dated December 29, 2006

$350,000,000

STATE OF ISRAEL
FLOATING RATE LIBOR BONDS (SEVENTH SERIES)

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This is an offering by the State of Israel of an aggregate amount of $350,000,000 State of Israel Floating Rate LIBOR Bonds (Seventh Series). The full faith and credit of Israel will be pledged for the due and punctual payment of all principal and interest on the bonds.

We are offering bonds of four maturity periods: 3-Year Floating Rate LIBOR Bonds, 4-Year Floating Rate LIBOR Bonds, 5-Year Floating Rate LIBOR Bonds and 10-Year Floating Rate LIBOR Bonds. Your bond will mature on the first calendar day of the month during which the third, fourth, fifth or tenth anniversary, as the case may be, of the Issue Date of your bond occurs. You may buy each 3-Year, 4-Year and 5-Year Floating Rate LIBOR Bond in a minimum denomination of $100,000 (and integral multiples of $25,000 in excess of $100,000). You may buy each 10-Year Floating Rate LIBOR Bond in a minimum denomination of $5,000 (and integral multiples of $2,500 in excess of $5,000). Individual Retirement Accounts may buy each 10-Year Floating Rate LIBOR Bond in a minimum denomination as provided in this prospectus supplements.

The bonds will bear interest from (and including) the Issue Date until (but not including) the maturity date, at a variable rate equal to the applicable six (6) month London Inter-Bank Offer Rate (“LIBOR”) plus or minus a fixed number of basis points determined by the State of Israel. The spread will be announced one (1) Business Day prior to the first day of the sales period of the bond. Except as provided in this prospectus supplement, interest will be paid every June 1, December 1 and on maturity. The bonds will not earn or accrue interest after maturity.

The transferability of the bonds is restricted as described in detail in the body of this prospectus supplement and the accompanying prospectus.

See the section entitled “Risk Factors” in the accompanying prospectus for a discussion of certain factors you should consider before investing in the bonds.

Assuming that we sell all of the bonds at the initial offering price, we will receive $328,935,000 of the proceeds from the sale of the bonds, after paying the underwriters’ selling concession which will not exceed $21,000,000 and before expenses estimated at $65,000.

This offering may have a special appeal to persons with an interest in the State of Israel rather than the general public. We have issues of debt instruments outstanding which may, on any given day, provide a greater yield to maturity than the bonds being offered by this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the bonds or passed upon the adequacy or accuracy of this prospectus or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Underwriter:

DEVELOPMENT CORPORATION FOR ISRAEL
575 LEXINGTON AVENUE, NEW YORK, NEW YORK 10022 – 6195

On December 28, 2006, the Bank of Israel foreign exchange representative rate for U.S. dollars was 4.207 New Israeli Shekels, or NIS, per U.S. dollar. References to “$” in this prospectus supplement are to U.S. dollars. For a discussion of the convertibility of the NIS, see “Balance of Payments and Foreign Trade – Foreign Exchange Controls and International Reserves” in Exhibit D to Israel’s annual report on Form 18-K for the fiscal year ended December 31, 2005, as amended, which is incorporated by reference into this prospectus supplement.

Foreign currency long-term debt of the State of Israel is currently rated ‘A2’ by Moody’s, ‘A–’ (‘A minus’) by Standard and Poor’s and ‘A–’ (‘A minus’) by Fitch Ratings. A security rating is not a recommendation to buy or hold securities and may be subject to suspension, reduction or withdrawal at any time by the assigning rating agency.

SUMMARY OF THE OFFERING

The following summary should be read as an introduction to the prospectus supplement and is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus. You should base any decision to invest in the bonds on consideration of the prospectus supplement and the accompanying prospectus as a whole.

Issuer	State of Israel.
Title of Security	State of Israel Floating Rate LIBOR Bonds (Seventh Series).
Aggregate Principal Amount	$350,000,000.
Maturity Dates	Your bond will mature on the first calendar day of the month during which the third, fourth, fifth or tenth anniversary, as the case may be, of the Issue Date of your bond occurs.
Issue Dates	1st, 8th, 15th and 22nd of the month. To purchase a bond of a specific Issue Date, your subscription must be accepted before such Issue Date (or before such other day as may be announced).
Denominations

You may buy each 3-Year, 4-Year and 5-Year Floating Rate LIBOR Bonds in a minimum denomination of $100,000 (and integral multiples of $25,000 in excess of $100,000). Individuals may buy each 10-Year Floating Rate LIBOR Bonds in a minimum denomination of $5,000 (and integral multiples of $2,500 in excess of $5,000) and Individual Retirement Accounts (IRAs) may purchase such bond in a minimum denomination according to the applicable IRA contribution limit at the time of purchase.

Interest

The bonds will bear interest from (and including) the Issue Date until (but not including) the maturity date at a variable rate equal to the applicable six (6) month LIBOR plus or minus a fixed number of basis points as applicable on the Issue Date. Bonds will not earn or accrue interest after maturity.

Payments

Interest will be paid every June 1, December 1 and upon maturity, except that for bonds issued between May 2 and June 1 and between November 2 and December 1 of each year, the first interest payment will be made on the second interest payment date following their Issue Date. When the bonds become payable, you will receive the face amount of the bonds in U.S. currency.

Limitations on Transfer	You may not assign or transfer the bonds, except in certain special instances.
Risk Factors	There are certain risks relating to the bonds, which investors should ensure they fully understand. See “Risk Factors.”
Book Entry Bonds	Bonds are issued in book-entry form. Certificates will be issued only to government agencies, pension funds, financial institutions and employee benefit plans that so request at the time of purchase.
Fiscal Agent

The bonds will be issued pursuant to a fiscal agency agreement, dated as of February 16, 2001, as amended, between the State of Israel and The Bank of New York, as fiscal agent, paying agent, transfer agent and registrar.

Taxation

For a discussion of United States tax consequences associated with the bonds, see “United States Taxation” in the accompanying prospectus. Investors should consult their own tax advisors in determining the foreign, United States federal, state, local and any other tax consequences to them of the purchase, ownership and redemption of the bonds.

Governing Law	The bonds will be governed by the laws of the State of New York, except with respect to the authorization and execution of the bonds, which will be governed by the laws of the State of Israel.

ABOUT THIS PROSPECTUS SUPPLEMENT

Israel accepts responsibility for the contents of this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Israel, having made all reasonable inquiries, confirms that this prospectus supplement and the accompanying prospectus contain all information with respect to Israel and the bonds which is material in the context of the issue and offering of the bonds, and that, to the best of Israel’s knowledge and belief, there are no other facts the omission of which would make any such information materially misleading.

Prospective investors should rely on the information provided in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. No person is authorized to make any representation or give any information not contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Any such representation or information not contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and the accompanying prospectus must not be relied upon as having been authorized by Israel or the underwriters. Please see “Where You Can Find More Information About The State of Israel” in the accompanying prospectus for information on the documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

Israel is not offering to sell or soliciting offers to buy any securities other than the bonds offered under this prospectus supplement, nor is Israel offering to sell or soliciting offers to buy the bonds in places where such offers are not permitted by applicable law. You should not assume that the information in this prospectus supplement or the accompanying prospectus, or the information Israel has previously filed with the Securities and Exchange Commission, or the SEC, and incorporated by reference in this prospectus supplement and the accompanying prospectus, is accurate as of any date other than their respective dates. Israel’s economic, fiscal or political circumstances may have changed since such dates.

The bonds described in this prospectus supplement are debt securities of Israel being offered under a registration statement filed with the SEC under the U.S. Securities Act of 1933, as amended. The accompanying prospectus is part of that registration statement. The accompanying prospectus provides you with a general description of the securities that Israel may offer, and this prospectus supplement contains specific information about the terms of this offering and the bonds. This prospectus supplement also adds, updates or changes information provided or incorporated by reference in the accompanying prospectus. Consequently, before you invest, you should read this prospectus supplement together with the accompanying prospectus as well as the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Incorporation by Reference” for a description of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Those documents contain information regarding Israel, the bonds and other matters. The registration statement, any post-effective amendments thereto, the various exhibits thereto, and the documents incorporated therein by reference, contain additional information about Israel and the bonds. Certain terms used but not defined in this prospectus supplement are defined in the prospectus.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the bonds in certain jurisdictions may be restricted by law. Persons who receive copies of this prospectus supplement and the accompanying prospectus should inform themselves about and observe any of those restrictions.

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, may be used only for the purposes for which they have been produced in connection with the offering of the bonds. Any use of this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, other than in connection with the offering of the bonds, is unauthorized.

FORWARD LOOKING STATEMENTS

Israel has made forward looking statements in the prospectus supplement and the prospectus. Statements that are not historical facts are forward looking statements. These statements are based on Israel’s current plans, estimates, assumptions and projections. Therefore, you should not place undue reliance on them. Forward looking statements speak only as of the date they are made, and Israel undertakes no obligation to update any of them in light of new information or future events.

Forward looking statements involve inherent risks. Israel cautions you that many factors could affect the future performance of the Israeli economy. These factors include, but are not limited to:

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External factors, such as:

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the security situation;

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economic growth abroad, particularly in the United States;

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the global high-tech market;

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interest rates in financial markets outside Israel;

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impact of changes in the credit rating of Israel; and

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regional economic and political conditions.

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Internal factors, such as:

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general economic and business conditions in Israel;

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present and future exchange rates of the Israeli currency;

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foreign currency reserves;

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level of domestic debt;

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domestic inflation;

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level of budget deficit;

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level of foreign direct and portfolio investment; and

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level of Israeli domestic interest rates.

INCORPORATION BY REFERENCE

Israel has filed its annual report for 2005 on Form 18-K with the SEC. The annual report of Israel for 2005 on Form 18-K, its exhibits and any amendment to that annual report on Form 18-K and its exhibits, as well as all future annual reports and amendments to such annual reports that Israel files with the SEC until Israel sells all of the bonds covered by this prospectus, are considered part of and incorporated by reference in this prospectus supplement. Each time Israel files a document with the SEC that is incorporated by reference, the information in that document automatically updates the information contained in previously filed documents. All of these documents have been or will be filed with the SEC and will be available for inspection at the office of the SEC. You may also obtain a copy of all such documents, free of charge, at the offices of the fiscal agent in New York City or at the office listed in the accompanying prospectus under the heading “Where You Can Find More Information About the State of Israel.”  In addition, the SEC maintains an Internet site that contains reports and other information regarding issuers, like Israel, that file electronically with the SEC (www.sec.gov).

DESCRIPTION OF THE BONDS

We are issuing the bonds under the fiscal agency agreement, dated as of February 16, 2001, as extended and amended, between the State of Israel and The Bank of New York, as fiscal agent.

This section of the prospectus supplement is a summary of the material provisions of the bonds and the fiscal agency agreement. Because it is only a summary, the description may not contain all of the information that is important to you as a potential investor in the bonds. Therefore, Israel urges you to read the fiscal agency agreement and the form of bond in making your decision on whether to invest in the bonds. Israel has filed copies of these documents with the SEC, and all of these documents may be inspected at the office of the SEC. Copies of the fiscal agency agreement, including the form of bond, may be inspected during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted) at the offices listed in the accompanying prospectus under the heading “Where You Can Find More Information About the State of Israel” and at the offices of the fiscal agent.

Any capitalized terms that are defined in the accompanying prospectus have the same meanings in this section unless a different definition appears in this section. If there are any inconsistencies between the information in this section and the information in the accompanying prospectus, the information in this section controls.

Whenever used in this prospectus supplement or the accompanying prospectus, a “Business Day” shall mean any banking day in New York, New York.

The Offering. We are offering $350,000,000 aggregate principal amount of Floating Rate LIBOR Bonds (Seventh Series). We are offering bonds of four maturity periods: 3-Year Floating Rate LIBOR Bonds, 4-Year Floating Rate LIBOR Bonds, 5-Year Floating Rate LIBOR Bonds and 10-Year Floating Rate LIBOR Bonds. The bonds are direct, unconditional and general obligations of the State of Israel. We pledge our full faith and credit for the due and punctual payment of principal and accrued interest, as well as for the due and timely performance of all of our obligations with respect to the bonds. The terms of the bonds are as follows:

Denominations.

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You may buy each 3-Year Floating Rate LIBOR Bond, 4-Year Floating Rate LIBOR Bond and 5-Year Floating Rate LIBOR Bond in a minimum denomination of $100,000 and integral multiples of $25,000 in excess of $100,000. In addition, if you have purchased a minimum of $100,000 of a Floating Rate LIBOR Bond of a certain maturity period in a single purchase during the twelve (12) month period immediately preceding the additional purchase, you may purchase such additional bonds of the same maturity period in denominations of $25,000 or integral multiples of $25,000. Additional bonds must be registered in the same name as the bonds satisfying the minimum purchase requirement.

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You may buy each 10-Year Floating Rate LIBOR Bond in a minimum denomination of $5,000. An Individual Retirement Account, also known as an IRA (including a Roth IRA), may purchase a 10-Year Floating Rate LIBOR Bond in a minimum denomination according to the applicable IRA contribution limit at the time of purchase. In addition, if you have purchased a minimum of $5,000 (or the applicable minimum IRA contribution) of 10-Year Floating Rate LIBOR Bonds in a single purchase during the twelve (12) month period immediately preceding the additional purchase, you may purchase additional 10-Year Floating Rate LIBOR Bonds in denominations of $2,500 or integral multiples of $2,500. Additional bonds must be registered in the same name as the bonds satisfying the minimum purchase requirement.

Issue Dates and Sales Periods. Bonds will be issued on the 1st, 8th, 15th and 22nd of the month (each, an “Issue Date”). There will be four sales periods per month: bonds issued on the 8th of the month will be offered from the 1st of the month through the 7th of the month, bonds issued on the 15th of the month will be offered from the 8th of the month through the 14th of the month, bonds issued on the 22nd of the month will be offered from the 15th of the month through the 21st of the month and bonds issued on the 1st of the month will be offered from the 22nd of the month preceding the month of the Issue Date through the last day of that month. In order to purchase a bond of a specific Issue Date, your subscription must be accepted by Israel before such Issue Date (or before such other date as may be announced). If your subscription is accepted by Israel on or after an Issue Date (or such other date), your bond will be issued on a subsequent Issue Date. Unless sales of a certain bond are suspended, a subscription will be accepted by Israel if it is in a form acceptable to Israel before the designated date as set forth above.

Maturity. Your bond will mature on the first calendar day of the month during which the third (3rd), fourth (4th), fifth (5th) or tenth (10th) anniversary, as the case may be, of the Issue Date of your bond occurs. For example, a 3-Year Floating Rate LIBOR Bond issued on August 15, 2007 will mature on August 1, 2010 (i.e., 2 years, 11 months and 16 days from the bond’s Issue Date). When the bonds become payable, you will receive the face amount of the bonds in United States currency.

Interest Rate and Interest Determination Dates. The initial interest rate is equal to the six (6) month London Inter-Bank Offer Rate (“LIBOR”) in effect two (2) Business Days prior to the Issue Date, as appears on Bloomberg Professional Service (on page BTMM–Govt–N247), rounded upwards to the next one-sixteenth (1/16) of one percent, if the quoted interest rate is not equivalent to one-sixteenth (1/16) of one percent (the “Applicable LIBOR Rate”), plus or minus a fixed number of basis points (the “spread”). The spread of each bond shall remain fixed until maturity and will be stated on the book-entry statement or bond certificate. After the initial interest period, the interest rate will be adjusted semi-annually in accordance with the Applicable LIBOR Rate in effect on the applicable interest determination date, which is two (2) Business Days prior to June 1 and December 1 of each year.

The initial interest rate applicable to a certain bond will be announced one (1) Business Day prior to the first day of the sales period of such bond and the applicable spread will be announced one (1) Business Days prior to the 1st of the month during which the bond is being offered. For example, the initial interest rate and spread on bonds issued on Thursday, February 22, 2007 will be the Applicable LIBOR Rate announced one (1) Business Day prior to February 15, 2007 (i.e., on Wednesday, February 14, 2007) plus or minus the spread announced one (1) Business Day prior to February 1, 2007 (i.e., on January 31, 2007).

Interest and Maturity Payments. Interest will accrue from (and including) the Issue Date of the bonds until (but not including) the maturity date. Bonds do not earn or accrue interest after maturity. We will pay interest semi-annually on June 1, December 1 (each, an “Interest Payment Date”) and upon maturity, except that for bonds issued on May 8, May 15, May 22, June 1, November 8, November 15, November 22 and December 1 of each year, the first interest payment will be made on the subsequent Interest Payment Date following their Issue Date. If either Interest Payment Date is not a Business Day, we will pay interest that has accrued up to, but not including, either June 1 or December 1, as the case may be, on the next Business Day, but interest that accrues from either June 1 or December 1, as the case may be, to, but not including, the date on which the interest is paid, will be paid on the next Interest Payment Date. We will calculate interest for each of the above periods as a percentage of the annual percentage rate based on a 365-day year and the actual number of days elapsed. When the bonds mature, you will receive the face amount of the bonds in United States currency. If the maturity date is not a Business Day, you will receive payment accrued up to (but not including) the maturity date on the next Business Day but no additional interest will accrue or be payable by reason of such extension.

Right to Suspend or Terminate Sales. Israel reserves the right to suspend or terminate new sales of any series of bonds at any time, for any period of time and for any reason, including without limitation, for reasons relating to market conditions. Any subscription received in respect of a series of bonds for which sales have been suspended will be returned to the subscriber.

Limited Transferability. You may not transfer or assign the bonds, except that you may transfer the bonds to the following permitted transferees under the circumstances provided herein:

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The State;

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The Development Corporation for Israel;

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Any religious charitable, literary, scientific or educational organization, contributions to which are, at the time of the transfer, deductible for income and similar tax purposes under the United States Internal Revenue Code of 1986, as heretofore or hereafter amended (or are accorded similar treatment under the laws of the country in which the transferee is located) provided that a transfer to such entity is made by gift or bequest without any compensation to the transferor;

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The owner’s spouse, children, grandchildren, siblings, parents or grandparents;

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Upon the death of the bondholder, to any person in accordance with such bondholder’s testamentary disposition and/or applicable laws of descent and distribution;

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Provided the transfer is made by the registered owner of the bond, as collateral security to an Authorized Institutional Lender, and only at the time of purchase of the bond. “Authorized Institutional Lender” shall mean an entity primarily engaged in the business of making secured loans to institutional and non-institutional borrowers, authorized in writing by Israel to accept bonds as collateral security; and

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Anyone designated by a written direction signed in the name of the State as a permissible transferee.

Due to the limited transferability of the bonds and the limited circumstances under which we will purchase the bonds (see “Early Redemption” below), bondholders may not be able to readily liquidate their investment prior to maturity.

Event of Default. If we default on the payment of interest or principal with respect to a particular bond:

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Any amount of interest or principal in default will bear interest at the interest rate applicable to that bond on the date of such default until such default is cured; and

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If any default continues for a period of ninety (90) calendar days, the principal amount of the bond will, at the option of, and upon written demand to us by, the registered owner(s) of the bond, mature and become due and payable, together with accrued and unpaid interest, upon the date that such written demand is actually received by us, unless prior to such date we cured all defaults in respect of the bonds.

Early Redemption – At the Request of a Bondholder. A bond may be repurchased by the State prior to maturity, for a purchase price equal to the principal amount of the bond together with interest accrued and unpaid through the redemption date, within sixty (60) days of a written request, but only on the first Business Day of a given month, accompanied by an instrument of transfer in a form approved by the Fiscal Agent, under the following circumstances:

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Upon the death of any natural person who was the registered owner of the bond or, in the event there is more than one registered owner of the bond, upon the death of the last surviving registered owner. Payments will be issued to the estate of the deceased. However, if a bond has been pledged and payments under the bond directed to the pledgee, then upon the death of the registered owner, payment will be made to the pledgee.

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Upon the death of any natural person who owned such bond through an IRA, Roth IRA or Keogh or H.R. 10 Plan.

Notwithstanding the aforesaid, the State may suspend or terminate the obligations to purchase a bond upon death as set forth above if, in the opinion of the State, a material number of these persons shall have died as a result of war, epidemic, catastrophe of nature or other disaster.

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Upon the termination of any Employee Benefit Plan which owned such bond; unless, in the case of an IRA, Roth IRA or a Keogh or H.R. 10 Plan, the beneficiary or administrator of such plan advises the State or the Development Corporation for Israel that it intends to transfer such plan to another plan in a “rollover” transaction, as such term is defined in Section 402 of the Internal Revenue Code of 1986, within the time limit prescribed for such “rollover.”  In order to redeem a bond upon the termination of an Employee Benefit Plan that is the owner of the bond, sufficient evidence must be provided to the State that such Employee Benefit Plan has been terminated and that the assets must be liquidated to meet the Plan’s commitments.

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Upon any other circumstances agreed to in writing by the State.

“Employee Benefit Plan” means any employee benefit plan as defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended, or any comparable legislation in effect at the time of determination, or any Individual Retirement Account, Roth Individual Retirement Account, Keogh or H.R. 10 Plan, and any Registered Retirement Savings Plan, or any treasury, strike or other fund established or maintained by an employee organization.

Early Redemption – At the Request of the State. The bonds are subject to redemption by the State, in whole or in part, for a redemption price equal to the principal amount of the bond together with interest accrued and unpaid through the redemption date. The State may decide to redeem the bonds at any time, but a redemption date may occur only on an Interest Payment Date. Should the State elect to redeem bonds of a certain class and maturity date, it will redeem all of the bonds of such class maturing at such maturity date, and provided all of the bonds of the same class and maturity date are or have been called for redemption. A redemption notice shall be mailed to all bond owners by the Fiscal Agent between thirty (30) and sixty (60) days prior to the redemption date, setting forth the class and maturity date of the bonds to be redeemed, the redemption date, whether all bonds or a group of bonds are to be redeemed, the redemption price and the place where the bonds are to be redeemed.

Bond Certificate. We are issuing the bonds in book entry form. Therefore, bond certificates will not be issued. Instead, the fiscal agent will mail to the purchaser and owner of each bond a confirmation that the owner has been listed in the bond register as the registered owner of the bond along with other pertinent information. Certificates will be issued only to government agencies, pension funds, financial institutions and Employee Benefit Plans that so request at the time of purchase. We will forward all notices relating to the bonds to the registered owner(s). You may transfer a bond, if permitted under the terms of this prospectus supplement, by notifying the fiscal agent in writing of the transfer request along with appropriate transfer documents and any fee and expenses, required by the fiscal agent to be paid by the transferor. The transferor must also pay the State for any of the State’s expenses in connection with the transfer. The fiscal agent will then record the transfer in the bond register. We will only repurchase bonds upon presentation of appropriate transfer documents (and the bond certificate if one was issued) to the fiscal agent. Upon maturity of a book entry bond or redemption of a book entry bond, the fiscal agent will automatically pay the principal amount and accrued interest on the book entry bond to the registered owner by mailing a check to the last address of the registered owner as listed in the bond register. Bond certificate holders must present the physical certificate to the fiscal agent to receive payment. You are responsible for the cost of replacing a bond certificate if it is lost, stolen or destroyed after you receive it.

Fiscal Agent. The Bank of New York will act as the fiscal agent for the bonds. The address for The Bank of New York is 101 Barclay Street, New York, New York 10286, Attention: Corporate Trust Administration. The telephone number is (212) 495-1784.

The foregoing description of the material terms of the bonds is qualified by reference to the full terms of the bonds. Bonds offered and sold outside of the United States may be offered and sold in reliance on Regulation S or another applicable exemption from the registration requirements of the Securities Act of 1933, as amended. Such bonds have not been and will not be registered under the Securities Act. Accordingly, subject to certain exceptions, such bonds may not be offered, sold or delivered within the United States to United States persons.

PROSPECTUS	December 29, 2006

STATE OF ISRAEL

Bonds

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The State of Israel, which may be referred to in this prospectus as Israel or the State, may offer up to U.S.$1,650,000,000 aggregate principal or maturity amount of its bonds.

Israel may offer the bonds from time to time as separate issues. Israel will provide a prospectus supplement describing the amounts, prices and terms of each issue of bonds it is offering. You should read this prospectus and any prospectus supplement carefully before you invest.

Israel will sell the bonds through the Development Corporation for Israel (which we may refer to as DCI in this prospectus). With the prior written consent of the State of Israel, DCI may utilize the services of other broker and dealers who are regularly engaged in the securities business and may allow reasonable concessions or commissions to such brokers and dealers.

See the section entitled “Risk Factors” in the accompanying prospectus for a discussion of certain factors you should consider before investing in the bonds.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

You should rely only on the information contained or incorporated by reference in this prospectus or the applicable prospectus supplement. Israel has not authorized anyone to provide you with different or additional information. Israel is not making an offer of these securities in any place where the offer is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of those documents.

DEVELOPMENT CORPORATION FOR ISRAEL
575 LEXINGTON AVENUE, NEW YORK, NEW YORK 10022-6195

TABLE OF CONTENTS

Where You Can Find More Information About the State of Israel	2
Use of Proceeds	3
Description of the Bonds	3
United States Taxation	10
Plan of Distribution	14
Official Statements	14
Validity of the Bonds	15
Debt Record	15
Jurisdiction; Consent to Service and Enforceability	15
Authorized Representative	15

WHERE YOU CAN FIND MORE INFORMATION
ABOUT THE STATE OF ISRAEL

Israel is not subject to the informational requirements of the Securities Exchange Act of 1934. Israel files annual reports on Form 18-K with the Securities and Exchange Commission, or the SEC, on a voluntary basis. These reports and any amendments to these reports include certain financial, statistical and other information about Israel and may be accompanied by exhibits. You may read and copy any document Israel files with the SEC at the SEC’s public reference room located at the Office of Investor Education and Assistance, U.S. Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549-0213. Israel’s SEC filings, including the Registration Statement of which this prospectus forms a part, are also available to the public from the SEC’s website at http://www.sec.gov. You may obtain information on the on the public reference room by calling the SEC at 1-800-SEC-0330 or logging on to www.sec.gov.

The Securities and Exchange Commission allows Israel to “incorporate by reference” into this prospectus the information Israel files with it. This means that Israel can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. Israel incorporates by reference the following documents:

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Israel’s Annual Report on Form 18-K for the fiscal year ended December 31, 2005; and

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all amendments to Israel’s Annual Report on Form 18-K for the year ended December 31, 2005 filed prior to the date of this prospectus.

Israel also incorporates by reference all future annual reports and amendments to annual reports until it sells all of the bonds covered by this prospectus. Each time Israel files a document with the SEC that is incorporated by reference, the information in that document automatically updates the information contained in previously filed documents.

You may download a free copy of these filings from the Internet site maintained by the Development Corporation for Israel at www.israelbonds.com, or request a free copy of these filings by writing to or telephoning Israel’s Consul and Chief Fiscal Officer for the Western Hemisphere at the following address and numbers:

Ministry of Finance
Government of Israel
800 Second Avenue, 17th Floor
New York, New York 10017
Telephone: (212) 499-5710
Facsimile: (212) 499-5715

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, Israel will use the net proceeds from the sale of the bonds offered hereby for general purposes of the State.

DESCRIPTION OF THE BONDS

Israel will issue the bonds from time to time as separate issues. Each issue of bonds will be issued pursuant to a fiscal agency agreement between Israel and a fiscal agent, unless Israel acts as the fiscal agent with respect to any issue. If the terms or conditions described in the prospectus supplement for a particular issue of bonds differs from the terms or conditions described in this prospectus, you should rely on the terms and conditions described in the prospectus supplement.

The following is a summary of certain terms of the bonds. Israel will describe the particular terms of any bonds in the prospectus supplement relating to those bonds. Those terms may include:

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the name of the issue of the bonds;

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the aggregate principal or maturity amount of the bonds;

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the price of the bonds;

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the minimum denomination of the bonds;

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the issue date of the bonds;

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the stated maturity date on which Israel agrees to repay the bonds;

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the rate of interest the bonds will bear, if any, and, if variable, the method by which the interest rate will be calculated;

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the dates when any interest payments are scheduled to be made;

•

the date or dates from which interest will accrue;

•

whether and in what circumstances Israel may redeem the bonds before maturity;

•

under which circumstances will physical certificates be issued;

•

the currency in which Israel may pay the bonds and any interest; and

•

any other terms of the bonds.

Status of the Bonds

The bonds will be the direct, general and unconditional obligations of Israel. The full faith and credit of Israel will be pledged for the due and punctual payment of all principal, interest and maturity amounts, as well as for the due and timely performance of all of Israel’s obligations with respect to the bonds.

Ranking of Bonds

The bonds of each series will rank equally with each other, without any preference among themselves. The payment obligations of Israel under the bonds will at all times rank at least equally with other payment obligations of Israel relating to unsecured, unsubordinated external indebtedness. For purposes of this paragraph, “external indebtedness” means any indebtedness for money borrowed which is payable by its terms or at the option of its holder in any currency other than the currency of Israel, and “indebtedness” means all obligations of Israel in respect of money borrowed and guarantees given by Israel in respect of money borrowed by others.

The Bonds

Issuance. The bonds will be issued only in registered form without coupons, and upon original subscription, in such minimum denominations as may be set forth in the applicable prospectus supplement. Subscription for the bonds will be made on approved forms appropriately completed and executed and accompanied by the subscription price. The subscription price may be paid in United States dollars or, if Israel so orders, in the currency of the country from which the subscription originated. A subscription is deemed accepted as of the date when the forms and purchase price are actually received in form acceptable to the fiscal agent and DCI.

Bond Certificates. The bonds will be issuable to any person or entity. The name of that person or entity or his, her or its nominee will be registered in the bond register maintained by the fiscal agent, in the case of a book entry, or inscribed on the face of the bond, in the case of physical certificates. In general, bonds will be issued in book entry form. Therefore, bond certificates will not be issued. Instead, the fiscal agent will mail to the purchaser and owner of each bond a confirmation that the owner has been listed in the bond register as the registered owner of the bond along with other pertinent information. Certificates will be issued only to government agencies, pension funds, financial institutions and Employee Benefit Plans (as defined in the Prospectus) that so request at the time of purchase. Certificates will be executed on behalf of the State by its Prime Minister and its Minister of Finance, and countersigned by an authorized officer of the fiscal agent, and may contain legends or recitals not inconsistent with the fiscal agency agreement as may be approved by the fiscal agent or as required by any securities exchange on which the bonds may be listed. We will forward all notices relating to the bonds to the registered owner(s). Upon maturity of a book entry bond or redemption of a book entry bond, the fiscal agent will automatically pay the principal amount and accrued interest on the book entry bond to the registered owner by mailing a check to the last address of the registered owner as listed in the bond register. Bond certificate holders must present the physical certificate to the fiscal agent to receive payment. You are responsible for the cost of replacing a bond certificate if it is lost, stolen or destroyed after you receive it.

Payment of Interest. Some bonds are interest-bearing. For interest-bearing bonds, interest will be computed as provided in the applicable prospectus supplement. If the date of any payment, whether for interest, principal, maturity or redemption, is a Saturday, Sunday or other day on which the fiscal agent is authorized or required by law to be closed, payment will be made on the next business day, and no interest will accrue for the intervening period. Israel and the fiscal agent will treat the person or entity whose name is registered in the bond register maintained by the fiscal agent, in the case of a book entry, or, inscribed on the face of the bond, in the case of a physical bond, as the absolute owner of the bond for all purposes, including receiving payment for the bond and interest payments, and neither Israel nor the fiscal agent will be affected by any notice to the contrary. Payments will be paid by check mailed to the bond owner at the address listed in the bond register or into a bank account held by the owner of the bond. In the case of bonds issued in the name of more than one holder, payment may be made in the names of all such holders. A trustee or other legal representative will succeed to all rights of a non-individual bond owner that has dissolved or terminated. An executor, administrator or other legal representative of a bond owner who has died will succeed to all the rights of a deceased bond owner. If any interest is not punctually paid, Israel will notify the fiscal agent of the amount of defaulted interest proposed to be paid on each bond and the date of such payment. The fiscal agent will then notify the bond owners of the proposed payment, and pay bond owners the defaulted interest.

Exchange and Split-up; Surrender of Bonds. There will be no exchange or split-ups of bonds issued in minimum denominations, unless otherwise ordered by Israel. All other exchanges or split-ups will be subject to reasonable regulations of the fiscal agent and Israel. The fiscal agent will cancel all bonds surrendered for transfer or exchange. The bond owner will pay all expenses, charges or taxes in connection with any exchange or split-up.

Co-owners of Bonds. Israel or the fiscal agent may require the signature of all bondholders in the case of the surrender of bonds issued in the names of more than one holder.

Lost, Stolen or Mutilated Bonds. If a bond is mutilated, lost, stolen or destroyed, then Israel may issue a new bond upon the production of such mutilated bond or upon evidence satisfactory to it and the fiscal agent. If the bond was about to mature, Israel may pay for it without issuing a new bond. The newly issued bond will constitute the original contractual obligation of Israel, regardless of whether any person or entity tries to enforce the old bond. The bond owner will bear all expenses in connection with delivery of a new bond, except with respect to a bond mutilated, destroyed, stolen or lost prior to its delivery to the bond owner, for which Israel and the fiscal agent have received satisfactory evidence.

Early Redemption

Upon not more than sixty (60) days written notice and surrender of the bond, a written instrument of transfer and other necessary legal documents required by Israel or the fiscal agent, the fiscal agent will repurchase bonds at the option of the owner(s) prior to maturity only under the circumstances enumerated in the applicable prospectus supplement for each bond.

If the bonds are surrendered along with an order of Israel or DCI stating that (i) the bond owner is deceased; (ii) the bond owner was not a citizen of the United States; (iii) the bond owner resided outside of the United States at the time of his or her death; and (iv) the bonds were physically located outside the United States at the time of his or her death (along with an affidavit to that effect), and the order instructs the fiscal agent to pay the repurchase price to the executor, administrator, legal representative or the heirs or next of kin of the deceased owner, the fiscal agent will pay the repurchase price as so ordered. The bond owner will not be charged for any expenses other than stamp taxes or other government expenses in regards to any of the above repurchases.

The bonds are subject to redemption at any time at the option of Israel, in accordance with the terms set forth in the prospectus supplement. The bonds are redeemable as a whole or in part. If the bonds are redeemed in part, selection of the bonds will be at Israel’s discretion; however, the bonds will be redeemed in one or more groups, where each group of bonds will consist of all bonds of the same issue bearing the same issue date. If interest-bearing bonds are to be redeemed, then partial redemption can be made only on an interest payment date. No bonds of any issue can be redeemed at the option of Israel unless the bonds of such issue having a prior issue date are or have been called for redemption. A notice of redemption will be mailed to all bond owners by the fiscal agent between thirty (30) and sixty (60) days prior to the redemption date. The notice will set forth:

•

the redemption date;

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whether all bonds or a group of bonds are to be redeemed;

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the redemption price;

•

that on the redemption date no owner of bonds called for redemption is entitled to more than the redemption price, and that the redemption price is due and payable on the redemption date; and

•

the place where the bonds are to be redeemed.

Whether the bonds are repurchased at the option of the bond owner or redeemed at the option of the State, Israel will repurchase interest-bearing bonds for a purchase price equal to the principal amount of the bond together with interim interest accrued and unpaid to the repurchase date. Israel will repurchase non-interest-bearing bonds for a purchase price equal to the price at which the bond is deemed issued pursuant to Section 1273 of the Internal Revenue Code, as adjusted as of the repurchase date pursuant to Section 1272 of the Internal Revenue Code, or in each case under any successor provision of similar import.

If the redemption price is not paid on the surrender of any bond, then interest-bearing bonds will continue to accrue interest at the rate prescribed for such bonds, and non-interest-bearing bonds will continue to be payable at their maturity amount on their maturity date. Israel will not be required to issue or register the transfer or exchange of any bond during the period beginning with the fifteenth (15th) business day prior to the date of the mailing of a notice of redemption through the end of the date of the mailing. Israel will also not be required to register the transfer or exchange of any bond selected for redemption in whole or in part, except for the unredeemed portion of the bonds being redeemed in part. No general redemption has ever been made on a prior issue. No sinking fund is required to be established under the terms of the fiscal agency agreement or the bonds.

Limited Transferability

You may not transfer or assign the bonds except to the extent and under the circumstances expressly indicated in the applicable prospectus supplement.

If transfer is permitted under the terms of the applicable prospectus supplement, the bond owner will not be charged for any expenses other than stamp taxes or other government expenses with regard to the transfer of bonds to Israel or DCI, or upon the death of the bond owner. The bond owner will be responsible for all charges, expenses and taxes with regard to any other transfer. To transfer or assign a bond, if permitted, the bond owner must surrender the bond to the fiscal agent, together with a written instrument of transfer and any other documents required by Israel or the fiscal agent.

RISK FACTORS

You should read this prospectus and any applicable prospectus supplement carefully. Words and expressions defined elsewhere in this prospectus or any applicable prospectus supplement have the same meaning in this section. Investing in the bonds involves certain risks. Factors which are material for assessing the market risks associated with the bonds are described below. However, the inability of Israel to pay interest, principal or other amounts on or in connection with the bonds may occur for other reasons and Israel does not represent that the statements below regarding the risks of holding bonds are exhaustive. You should make your own inquiries as you deem necessary without relying on Israel or any underwriter and should consult with your financial, tax, legal, accounting and other advisors, prior to deciding whether to make an investment in the bonds. You should consider, among other things, the following:

The bonds may not be a suitable investment for all investors.

You must determine the suitability of investment in the bonds in the light of your own circumstances. In particular, you should:

(i)

have sufficient knowledge and experience to make a meaningful evaluation of the bonds and the merits and risks of investing in the bonds;

(ii)

have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of your particular financial situation, an investment in the bonds and the impact the bonds will have on your overall investment portfolio;

(iii)

have sufficient financial resources and liquidity to bear all of the risks of an investment in the bonds, including where the currency for principal or interest payments is different from your currency;

(iv)

understand thoroughly the terms of the bonds and be familiar with the behavior of any relevant indices and financial markets; and

(v)

be able to evaluate (either alone or with the help of a financial advisor) possible scenarios for economic, interest rate and other factors that may affect your investment and your ability to bear the applicable risks.

There is no secondary trading market for the bonds and transferability is limited.

Except under certain limited circumstances provided in the applicable prospectus supplement, the bonds may not be transferred, sold or pledged. As a result, no secondary market can develop for the bonds and they will not be traded on an established securities market (or the substantial equivalent thereof).

Israel is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.

Israel is a sovereign state. Although Israel has waived its sovereign immunity in respect of the bonds, except for its sovereign immunity in connection with any actions arising out of or based on United States federal or state securities laws, enforcement in the event of a default may nevertheless be impracticable by virtue of legal, commercial, political or other considerations.

Because Israel has not waived its sovereign immunity in connection with any action arising out of or based on United States federal or state securities laws, it will not be possible to obtain a United States judgment against Israel based on such laws unless a court were to determine that Israel is not entitled under the United State Foreign Sovereign Immunities Act of 1976, as amended, to sovereign immunity with respect to such actions.

There can be no assurance that the laws of the State of New York in effect as at the date of this prospectus will not be modified.

The conditions of the bonds are based on the laws of the State of New York in effect as at the date of this prospectus supplement. No assurance can be given as to the impact of any possible judicial decision or change to New York law or administrative practice after the date of this prospectus.

Legal investment considerations may restrict certain investments.

The investment activities of certain investors are subject to legal investment laws and regulations, or review or regulation by certain authorities. You should consult your legal advisors to determine whether and to what extent (i) the bonds are legal investments for you, (ii) the bonds can be used as collateral for various types of borrowing and (iii) other restrictions apply to your purchase or pledge of any bonds. Financial institutions should consult their legal advisors or the appropriate regulators to determine the appropriate treatment of the bonds under any applicable risk-based capital or similar rules.

There can be no assurance that Israel’s credit rating will not change.

Long-term debt of the State of Israel is currently rated by Standard and Poor’s, Fitch Ratings and Moody’s and such credit rating is set forth on each prospectus supplement. A security rating is not a recommendation to buy or hold securities and may be subject to suspension, reduction or withdrawal at any time by the assigning rating agency. The credit rating may not reflect the potential impact of all risks related to structure, market and other factors that may affect the value of the bonds.

Instability in Israel’s political and military environments may adversely affect Israel’s economy.

Israel has from time to time experienced political volatility and has been subject to ongoing security concerns. Since the establishment of the State of Israel in 1948, a number of armed conflicts have occurred between Israel and its Arab neighbors. If the level of violence increases in the future, Israel’s capital markets, the level of tourism in Israel and foreign investment in Israel, among other things, may suffer. In addition, political instability may affect the stability of the Israeli economy.

Changes in market interest rates may adversely affect the value of the bonds.

Investment in fixed rate bonds involves the risk that subsequent changes in market interest rates may adversely affect the value of the fixed rate bonds.

Principal and interest payments will be made in U.S. dollars and will be subject to exchange rate risks and exchange controls affecting investors whose principal currency is not U.S. dollars.

The State of Israel will pay principal and interest on the bonds in U.S. dollars. This presents certain risks relating to currency conversions if an investor’s financial activities (“Investor’s Currency”) are denominated principally in a currency or currency unit other than U.S. dollars. These include the risk that exchange rates may significantly change (including changes due to devaluation of the U.S. dollars or revaluation of the Investor’s Currency) and the risk that authorities with jurisdiction over the Investor’s Currency may impose or modify exchange controls. An appreciation in the value of the Investor’s Currency relative to the U.S. dollar would decrease (1) the Investor’s Currency-equivalent yield on the bonds and (2) the Investor’s Currency-equivalent value of the principal payable on the bonds. Government and monetary authorities may impose (as some have done in the past) exchange controls that could adversely affect an applicable exchange rate. As a result, investors may receive less interest or principal than expected, or no interest or principal.

Bonds subject to optional redemption by the Issuer.

The State of Israel may redeem the bonds prior to their scheduled maturity dates. Upon such redemption, an investor might not be able to reinvest the redemption proceeds at an effective interest rate as high as the interest rate on the bonds being redeemed and might only be able to do so at a significantly lower rate. Potential investors should consider reinvestment risk in light of other investments available at that time.

UNITED STATES TAXATION

In General

The following discussion of the principal United States federal income tax consequences of the purchase, ownership and disposition of a bond is based upon the advice of Arnold & Porter LLP, special United States counsel to the State of Israel. It deals only with bonds held as capital assets by their initial purchasers. This summary does not discuss all of the tax consequences that may be relevant to a particular holder in light of the holder’s circumstances or to holders subject to special rules, such as:

•

dealers in securities or currencies,

•

banks, life insurance companies and tax-exempt organizations,

•

persons subject to the alternative minimum tax,

•

persons who hold bonds as part of a hedging transaction or a position in a straddle, conversion or other integrated transaction, and

•

persons whose functional currency is not the United States dollar.

This summary does not address tax consequences under the laws of any state, locality or foreign jurisdiction, including Israel, nor does it address any United States federal taxes other than the federal income tax. Furthermore, this discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions thereunder as of the date of this prospectus. These authorities may be repealed, revoked or modified, possibly with retroactive effect, so as to result in federal income tax consequences different from those discussed below. You should consult your own tax advisors concerning the federal income tax consequences of the purchase, ownership or disposition of bonds in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdictions.

Certain of the bonds may be subject to special redemption, repayment or interest rate reset features, as indicated in the applicable pricing supplement. Bonds containing such special features may be subject to special rules that differ from the general rules discussed below. Purchasers of bonds with such special features should examine carefully the applicable prospectus supplement and should consult their own tax advisors with respect to those bonds, since the United States federal income tax consequences with respect to those features will depend, in part, on the particular terms and features of the bonds described in that prospectus supplement.

Taxation of United States Bondholders

United States Bondholders Defined. As used herein, the term “United States Bondholder” means a holder of a bond that is:

•

an individual who, for United States federal income tax purposes, is treated as a citizen or resident of the United States,

•

a corporation, partnership or other entity created in or under the laws of the United States or any state thereof,

•

an estate the income of which is subject to United States federal income taxation regardless of its source, or

•

a trust if either (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (within the meaning of the Internal Revenue Code of 1986, as amended) have the authority to control all substantial decisions of the trust, or (ii) it was in existence on August 20, 1996, on and before which date it was properly treated as a “United States person” under United States federal tax law as then in effect, and it validly elected to continue to be so treated.

Interest Payments. Interest on a bond that pays exclusively fixed (or, in certain cases, variable) interest at least annually (“qualified stated interest”) generally will be taxable to a United States Bondholder as ordinary interest income at the time that interest accrues or is received (in accordance with the United States Bondholder’s method of accounting for United States federal tax purposes). Qualified stated interest on a bond will be treated as foreign source income for United States federal income tax purposes, but with certain exceptions will be treated separately, together with other items of “passive category income” (or, for tax years before 2007, “passive income” or, in certain cases, “financial services income”) for purposes of computing the foreign tax credit allowable under the United States federal income tax laws.

Discount on Bonds. A bond that does not pay interest, or pays more than a de minimis amount of interest that is not qualified stated interest (an “OID Bond”), generally will be treated for United States federal income tax purposes as issued with original issue discount (“OID”). A United States Bondholder must include in gross income amounts of OID on an OID Bond as ordinary interest income on an accrual basis under the “constant yield to maturity” method described below (whether that United States Bondholder is a cash or accrual basis taxpayer). Generally, OID must be included in income in advance of the receipt of cash representing such income.

The total amount of OID on any OID Bond will equal the excess of the bond’s “stated redemption price at maturity” over its “issue price.” The stated redemption price at maturity equals the sum of all payments due under the OID Bond, other than any payments of qualified stated interest. The issue price will generally equal the initial public offering price at which a substantial number of bonds are issued in a given offering.

The amount of OID on an OID Bond that a United States Bondholder must include in income during a taxable year is the sum of the “daily portions” of OID for that bond. The daily portions are determined by allocating to each day in an “accrual period” (generally the period between compounding dates) a pro rata portion of the OID attributable to that accrual period. The amount of OID attributable to an accrual period is the product of the “adjusted issue price” of the bond at the beginning of the accrual period and its yield to maturity. The adjusted issue price of a bond is generally equal to the sum of its issue price and all prior accruals of OID. Cash payments on an OID Bond are allocated first to any stated interest then due, then to previously accrued OID (in the order of accrual) to which cash payments have not yet been allocated, and then to principal.

A United States Bondholder generally may make an irrevocable election to include in its income its entire return on an OID Bond (including payments of qualified stated interest) under the constant yield method applicable to OID.

Any OID included in a United States Bondholder’s income will constitute foreign source income, and generally will be “passive category income” (or, for tax years before 2007, “passive income” or, in certain cases, “financial services income”) for United States foreign tax credit purposes.

Premium on Bonds. If a bond’s issue price exceeds its principal amount, a United States Bondholder may elect to amortize that premium over the term of the bond, generally reducing the United States Bondholder’s taxable income and basis in the bond for a given year by the amount of premium properly allocated to that year. The election applies to all debt instruments issued at a premium and held by the United States Bondholder as of the beginning of the year in which the election is made or acquired thereafter, unless the United States tax authorities consent to a revocation of the election. If no election is made, or if an election has been made but some premium remains unamortized, the premium or remaining portion thereof will reduce the capital gain, or increase the capital loss, recognized by the United States Bondholder upon the sale, disposition or maturity of the bond.

Disposition of the Bonds. A United States Bondholder generally will recognize gain or loss on the sale or retirement of a bond equal to the difference between the amount realized on the sale or retirement and the tax basis of the bond. A United States Bondholder’s tax basis in a bond generally will be the purchase price of the bond, increased by any OID previously included in the United States Bondholder’s income and decreased by any early principal payments. Except to the extent attributable to accrued but unpaid interest or OID, gain or loss recognized on the sale or retirement of a bond will be capital gain or loss, and will be long-term capital gain or loss if the bond was held for more than one year. Under current law, net capital gains of individuals may be taxed at lower rates than most items of ordinary income. Limitations apply to the ability of United States Bondholders to offset capital losses against ordinary income. Any gain or loss recognized by a United States Bondholder on the sale or retirement of a bond generally will constitute income from, or loss allocable to, sources within the United States for United States federal income tax purposes.

Taxation of Non-United States Bondholders

Under United States federal income tax law as currently in effect, and subject to the discussion of backup withholding below, a bondholder that is not a United States Bondholder (a “Non-United States Bondholder”) will not be subject to United States federal income tax, including withholding tax, on payments of interest on the bonds unless:

•

the holder of the bonds is an insurance company carrying on a United States insurance business to which the interest is attributable, within the meaning of the Internal Revenue Code; or

•

the holder of the bonds has an office or other fixed place of business in the United States to which the interest is attributable and the interest either: (i) is derived in the active conduct of a banking, financing or similar business within the United States or (ii) is received by a corporation the principal business of which is trading stocks or securities for its own account.

Subject to the discussion of backup withholding below, a Non-United States Bondholder will not be subject to United States federal income tax on any gain realized on the sale or retirement of a bond, unless:

•

the gain is effectively connected with the conduct by the holder of a trade or business within the United States; or

•

in the case of a Non-United States Bondholder who is an individual, that holder is present in the United States for a total of 183 days or more during the taxable year in which that gain is realized and either (i) the gain is attributable to an office or fixed place of business maintained in the United States by that holder or (ii) the holder has a “tax home,” within the meaning of the Internal Revenue Code.

The bonds will be deemed to be situated outside the United States for purposes of United States federal estate tax and thus will not be includible in the gross estate for purposes of that tax in the case of an individual who was neither a domiciliary nor a citizen of the United States at the time of the individual’s death.

Information Reporting and Backup Withholding

In general, except when Israel acts as fiscal agent with respect to a particular issue, information reporting requirements will apply to payments within the United States to non-corporate United States Bondholders of interest on a bond and, under certain circumstances, to the proceeds of the sale of a bond. Except when Israel acts as fiscal agent with respect to a particular issue, backup withholding will apply to those payments if the United States Bondholder (i) fails to provide an accurate taxpayer identification number (on an Internal Revenue Service (“IRS”) Form W-9 or substantially similar form), (ii) has failed to report all interest and dividends required to be shown on its federal income tax return or (iii) fails to certify, when required, that it is not subject to backup withholding.

Non-United States Bondholders who provide the requisite certification (on an IRS Form W-8BEN or substantially similar form) are generally exempt from these withholding and reporting requirements. The proceeds of a disposition of a bond through a United States office of a broker generally will be subject to backup withholding and information reporting unless the Non-United States Bondholder certifies that it is a Non-United States Bondholder under penalties of perjury or otherwise establishes that it qualifies for an exemption. Information reporting (but not backup withholding) will apply to a Non-United States Bondholder who sells a bond through:

•

a non-United States branch of a United States broker; or

•

a non-United States office of a broker that is a controlled foreign corporation for United States purposes, that is a person 50% or more of whose income is effectively connected with a United States trade or business for a specified period, or that is a foreign partnership with certain connections with the United States, in either case unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a refund or a credit against the holder’s United States federal income tax liability if the required information is properly furnished to the IRS.

PLAN OF DISTRIBUTION

Israel has entered into an Underwriting Agreement with Development Corporation for Israel. The principal terms of the Underwriting Agreement with DCI are as follows:

•

DCI is the sole and exclusive underwriter of the bonds in the United States and has agreed to use its best efforts to sell the bonds.

•

DCI will receive a selling concession at a rate to be determined from time to time by Israel and DCI. The amount of the selling concession will not exceed 6% of the purchase price of the bonds sold.

•

DCI will pay all fees and expenses to brokers or dealers who assist in the sale of the bonds. Upon prior written consent from the State, DCI may utilize the services of any other person or persons as broker, dealer or agent, under any arrangement not inconsistent with the Underwriting Agreement.

•

DCI will use its best efforts to sell as many of the bonds as it can; however, there is no assurance that all the bonds will be sold.

Israel will pay all charges, expenses and fees in connection with the issuance of the bonds, the registration of the bonds under the applicable federal and securities laws, the preparation, printing, authentication, delivery, publication and distribution of prospectuses, newspaper prospectuses, advertising, literature, collection of subscriptions, public presentations, maintenance of complete and accurate records of all bond transactions, any payments to the fiscal agent pursuant to any fiscal agency agreement or in conformity with its provisions, and all taxes and stamps required in connection with the sale of the bonds.

This prospectus and the prospectus supplement relating to a particular issue of bonds may also be available in electronic format on the Internet website maintained by DCI at www.israelbonds.com. Customer Information Forms and Investment Forms will also be available to print from the DCI website. Customer Information Forms and Investment Forms must be printed, completed and returned to DCI, and may not be submitted electronically. Other than this prospectus, and the prospectus supplement relating to a particular issue, any information on the website is not part of the prospectus, has not been approved or endorsed by Israel or DCI and should not be relied upon by investors.

OFFICIAL STATEMENTS

Information included herein and in the Registration Statement which is identified as being derived from a publication of Israel or one of its agencies or instrumentalities or the Bank of Israel is included on the authority of such publication as a public official document of Israel or the Bank of Israel. All other information herein and in the Registration Statement is included as a public official statement made on the authority of the Director General of the Ministry of Finance of Israel, in his official capacity.

VALIDITY OF THE BONDS

The validity of the bonds will be passed upon for Israel by Arnold & Porter LLP, New York, New York and Washington, D.C., United States counsel to the State of Israel, and by the Legal Advisor to the Ministry of Finance of the State of Israel. As to all matters of Israeli law, Arnold & Porter LLP may rely on the opinion of the Legal Advisor to the Ministry of Finance. All statements with respect to matters of Israeli law in this prospectus have been passed upon by the Legal Advisor to the Ministry of Finance and are made upon her authority.

DEBT RECORD

Israel has never defaulted on the payment of principal, maturity amount or interest on any of its internal or external indebtedness.

JURISDICTION; CONSENT TO SERVICE AND ENFORCEABILITY

The State of Israel is a foreign sovereign government. Consequently, it may be difficult to sue Israel or to collect upon a judgment against Israel. Israel will irrevocably agree not to assert any defense based on immunity, including foreign sovereign immunity, from jurisdiction to which it might otherwise be entitled in any action arising out of or based on the terms of the bonds which may be instituted by the owner of any bonds of any issue in any federal court in the Southern District of New York, any state court in the City of New York or in any competent court in Israel.

Israel has appointed the Chief Fiscal Officer for the Western Hemisphere of the Ministry of Finance of the Government of Israel in New York, New York, as its authorized agent upon whom process may be served. This appointment is limited to any action arising out of or based on the bonds that the owner of any bonds may institute in any federal court in the Southern District of New York or any state court in the City of New York. The appointment will be irrevocable until Israel pays all amounts due or to become due on or in respect of all the bonds issuable under the fiscal agency agreement. If for any reason the authorized agent ceases to be able to act as Israel’s authorized agent or no longer has an address in New York, Israel will appoint another person in New York as its authorized agent.

The Chief Fiscal Officer for the Western Hemisphere is not the agent for service for actions under the United States federal securities laws or state securities laws and Israel’s waiver of immunity does not extend to such actions. Because Israel has not waived its sovereign immunity in connection with any action arising out of or based on United States federal or state securities laws, it will not be possible to obtain a United States judgment against Israel based on such laws unless a court were to determine that Israel is not entitled under the Foreign Sovereign Immunities Act of 1976 to sovereign immunity with respect to such actions. Under the laws of Israel, assets of Israel are immune from any form of execution.

AUTHORIZED REPRESENTATIVE

The Authorized Representative of the State of Israel in the United States of America is the Consul and Chief Fiscal Officer for the Western Hemisphere, Ministry of Finance of the State of Israel, whose address is 800 Second Avenue, 17th Floor, New York, New York 10017.